Exhibit 10.1
AIRCRAFT TIME SHARING AGREEMENT
     This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is entered into this 2nd day of September, 2009 between Copper Beech Capital, LLC, a Texas limited liability company whose principal address is 12400 Coit Road, Suite 800, Dallas, Texas 75251-2009 (the “Operator”) and Cinemark USA, Inc., a Texas corporation whose principal address is 3900 Dallas Parkway, Suite 800, Plano, Texas 75093 (the “Passenger”).
RECITALS
     WHEREAS, Operator owns and has operational control of the certain 2006 Cessna 680 Citation Sovereign model aircraft with manufacturer’s serial number 680-0070 and United States nationality and registration markings N927LT (the “Aircraft”); and
     WHEREAS, Operator employs a fully qualified flight crew to operate the Aircraft; and
     WHEREAS, Operator and Passenger desire that Operator provide Passenger with transportation on board said Aircraft and using Operator’s flight crew on a Time Sharing basis as defined in 14 C.F.R. § 91.501(c)(1)1 under such terms and conditions that are mutually satisfactory to both parties hereto.
     NOW, THEREFORE, the parties hereto agree as follows:
TERM
     This Agreement shall commence on September 2, 2009 and continue until such time as either Operator or Passenger terminates this Agreement. Either party hereto may terminate this Agreement at any time upon thirty (30) days prior written notice to the other party.
REIMBURSEMENT FOR USE OF AIRCRAFT
     Passenger shall pay Operator for each specific flight conducted under this Agreement an amount that shall not exceed the amounts allowed under 14 C.F.R. § 91.501(d) for that flight. These expenses are limited to the direct costs and/or expenses related to:
1)	Fuel, oil, lubricants and other additives;

2)	Travel expenses of the crew, including food, lodging and ground transportation;

3)	Hangar and tie down costs away from the Aircraft’s base of operation;

4)	Insurance obtained for the specific flight;

[1]	An arrangement whereby a person uses his airplane and crew to provide air transportation services to another person, and no charge is made for the flights conducted under that arrangement other than those specified in 14 C.F.R. § 91.501(d).

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5)	Landing fees, airport taxes and similar assessments;

6)	Customs, foreign permit, and similar fees directly related to the flight;

7)	In-flight food and beverages;

8)	Passenger ground transportation;

9)	Flight planning and weather contract services; and

10)	An additional charge equal to 100% of the expenses listed in item (1) above. Operator shall pay an amount not to exceed said expenses related to the operation of the Aircraft, and will provide an invoice and bill to Passenger for the expenses enumerated in the list above within 15 days after the end of the month in which any flight or flights for the account of the Passenger occur. Passenger shall pay Operator for said expenses within 30 days of receipt of the invoice and bill therefore.
TAXES
     Passenger shall pay to Operator the commercial Federal Excise Tax imposed on the transportation of persons (within the meaning of Section 4261-4263 of the Internal Revenue Code of 1986, as amended, and any applicable successor provision) for flights conducted under this Agreement. This tax currently consists of a 7.5 percent tax imposed on the amounts paid and a per leg segment fee. (The segment fee is subject to change on January 1 of every year.) The per leg segment fee for 2009 is $3.60. Amounts due for taxes and per leg segment fee shall be included on the monthly invoices submitted to Passenger.
PILOTS
     Operator shall employ, pay for and provide to Passenger a qualified flight crew for each flight undertaken under this Agreement.
SCHEDULING
     Passenger shall provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least 24 hours prior to Passenger’s planned departure. Requests for flight time shall be in a form, whether oral or written, mutually convenient to, and agreed to by the parties. Passenger shall provide at least the following for each proposed flight prior to scheduled departure:
1)	Proposed departure point;

2)	Destination;

3)	Date and time of flight;

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4)	The names of all passengers;

5)	The nature and extent of luggage;

6)	The date and time of a return flight; and

7)	Any other information concerning the proposed flight that may be pertinent or required by Operator or Operator’s flight crew. Operator shall have final authority over the scheduling of the Aircraft, provided, however, that Operator will use its best efforts to resolve any conflicts in scheduling in a fair and equitable manner.
MAINTENANCE
     Operator shall be solely responsible for securing maintenance, preventative maintenance and required or otherwise necessary inspections on the Aircraft. The Aircraft shall be inspected in accordance with and maintained in an airworthy condition in accordance with applicable rules and regulations of 14 C.F.R. Part 91 during the term of this Agreement. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft for Passenger. The pilot-in-command of the Aircraft shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.
OPERATIONAL CONTROL
     At any time during which a flight is made by or on behalf of Passenger under this Agreement, Operator shall have possession, command and control of the Aircraft. Operator shall have complete and exclusive responsibility for (i) scheduling, dispatching and flight of the Aircraft on all flights conducted pursuant to this Agreement; (ii) the physical and technical operation of the Aircraft; and (iii) the safe performance of all flights. Operator shall have operational control of the Aircraft for all purposes of the Federal Aviation Regulations.2 Notwithstanding the foregoing, the pilot-in-command of each flight shall have the final authority with respect to (i) the initiation or termination of any flight, (ii) selection of the routing of any flight, (iii) determination of the load to be carried, and (iv) all decisions relating to the safety of any flight. The parties further agree that Operator shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason.
DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITIES
     OPERATOR MAKES NO WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES TO BE PERFORMED HEREUNDER OR THE USE OF THE AIRCRAFT. OPERATOR SHALL

[2]	Those regulations found at 14 C.F.R. Parts 1-199, as amended from time to time.

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NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS OR REVENUES IN CONNECTION WITH THE FURNISHING OR PERFORMANCE OF THE SERVICES TO BE PERFORMED HEREUNDER OR USE OF THE AIRCRAFT, IN THE ABSENCE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON ITS PART OR THAT OF ITS OFFICERS, EMPLOYEES OR AGENTS. OPERATOR SHALL NOT BE LIABLE FOR ANY ACT OR OMISSION OCCURRING IN THE COURSE OF OR IN CONNECTION WITH THE USE OF THE AIRCRAFT BY PASSENGER OR THE PERFORMANCE OF THE SERVICES HEREUNDER BY OPERATOR OR ITS MANAGERS, OFFICERS, EMPLOYEES OR AGENTS OR FOR ANY LOSS OR DAMAGE WHICH PASSENGER MAY SUSTAIN OR SUFFER AS THE RESULT, OR IN THE COURSE OF, THE DISCHARGE BY OPERATOR OF ITS DUTIES HEREUNDER. OPERATOR’S LIABILITY FOR ANY DAMAGES, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING, DIRECTLY OR INDIRECTLY, IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF THE USE OF THE AIRCRAFT BY PASSENGER, OR THE SERVICES PROVIDED HEREUNDER, IS STRICTLY LIMITED TO AN AMOUNT NOT TO EXCEED 6 MONTHS’ AVERAGE AGGREGATE BILLING IN ANY ONE CALENDAR YEAR TO PASSENGER FOR SERVICES PROVIDED DURING SUCH CALENDAR YEAR.
INSURANCE
     Operator shall at its own expense maintain in effect during the term of this Agreement insurance covering the Aircraft with respect to such risks and in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion. In addition, Operator shall maintain comprehensive public liability and property damage insurance with respect to such risks and in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion. Operator shall not cancel or alter said insurance without at least thirty calendar days’ written notice to Passenger. Passenger or Passenger’s agents shall not take any action that might invalidate or suspend such insurance. Said insurance shall be primary as to Operator with Passenger being an additional insured (as evidenced by a certificate of insurance) and shall waive all right of subrogation as to Passenger and, if Passenger is a non-natural person, its directors, shareholders and/or agents. Notwithstanding the foregoing and subject to the limitations of 14 C.F.R. § 91.501(d), upon Operator’s request, Passenger shall, at Operator’s request, reimburse Operator for the cost and expense of any insurance obtained for any specific flight so long as Passenger has been notified of such insurance and the costs thereof prior to departure.
PASSENGER’S USE OF AIRCRAFT
     Use of Aircraft by Passenger shall be for Passenger’s own account and shall be subject to the use limitations set forth in Sections 91.501 and 91.321 of the Federal Aviation Regulations. Passenger is hereby expressly prohibited from using the Aircraft for the transportation of passengers or cargo for compensation or hire.
     Passenger shall not incur any mechanics or other lien in connection with the use, inspection, preventative maintenance, maintenance or storage of Aircraft, nor shall there be any

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attempt by Passenger to convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and
     During the term of this Agreement, Passenger will abide by and conform to all applicable laws, governmental and airport orders, rules and regulations.
GENERAL PROVISIONS
1)	This Agreement, and all the rights of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to its conflicts of laws and principles.

2)	This Agreement supersedes all prior written agreements and understandings between the parties with respect to the subject matter hereof, and no modification, termination or attempted waiver shall be valid unless in writing and signed by both parties below.

3)	The Aircraft is and at all times shall remain the property of the Operator, and Passenger and shall have no right, title or interest therein or in the proceeds thereof except as expressly permitted hereunder.

4)	If action were instituted to enforce any of the terms and condition of this Agreement, the prevailing party shall be entitled to recovery of its reasonable attorney’s fees and costs incurred in such action.

5)	If any clause or provision herein shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, such adjudication shall not affect the validity of any other clause or provision, which shall remain in full force and effect.
[truth-in-leasing statement and signature page follows]

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TRUTH IN LEASING STATEMENT
     THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT. DURING THE DURATION OF THIS AGREEMENT, COPPER BEECH CAPITAL, LLC, A TEXAS LIMITED LIABILITY COMPANY WHOSE PRINCIPAL ADDRESS IS 12400 COIT ROAD, SUITE 800, DALLAS, TEXAS 75251-2009, SHALL BE CONSIDERED TO BE THE RESPONSIBLE PARTY FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.
     I, THE UNDERSIGNED, COPPER BEECH CAPITAL, LLC, CERTIFY THAT I AM RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT I UNDERSTAND MY RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
COPPER BEECH CAPITAL, LLC (Operator)

/s/ Lee Roy Mitchell, Member	September 2, 2009; 1:00pm

Name & Title	Date and time of execution

/s/ Tandy Mitchell, Member	September 2, 2009; 1:00pm

Name & Title	Date and time of execution

CINEMARK USA, INC. (Passenger)

/s/ Michael Cavalier,	September 2, 2009; 1:00pm

Senior Vice President-General Counsel	Date and time of execution
Name & Title

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INSTRUCTIONS FOR COMPLIANCE WITH
TRUTH IN LEASING REQUIREMENTS
1)	Mail a copy of the Agreement to the following address via certified mail, return receipt requested, immediately upon execution of the Agreement. (14 C.F.R. § 91.23 requires that the copy be sent within twenty-four hours after it is signed):

Federal Aviation Administration Aircraft Registration Branch ATTN: Technical Section POB 25724 Oklahoma City, OK 73125

2)	Telephone the nearest Flight Standards District Office at least forty-eight hours prior to first flight under this Agreement and inform them of the following:
i.	The location of the airport of departure;

ii.	The departure time; and

iii.	The registration number of the aircraft involved.
3)	Carry a copy of the Agreement in the Aircraft at all times.

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